Exhibit 10.10

Food Company, Inc. One Dole Drive · Westlake Village, CA 91362-7300 · Phone (818) 874-4000

July 8, 2015

Johan Linden

Johan.linden@dole.com

Dear Johan:

This letter is to confirm your promotion to the position of President and Chief Operating Officer for Dole Food Company, Inc. In this position you will report to David H. Murdock, Chairman and CEO of Dole Food Company, Inc. This position will be located in Westlake Village, CA.

Your promotion date will be August 2, 2015.

Your annualized base salary will be $690,000. In addition, you will be eligible for the Company’s discretionary annual incentive plan, with a target incentive of 100% of your base salary. Awards under the annual incentive plan are discretionary and are based on your individual performance and the performance of the Company.

Health, Welfare, and Retirement Benefits

In addition, you will be eligible for Dole’s comprehensive employee benefit package. You can learn about the benefits Dole offers prior to your first day by visiting our employee benefits website at www.youanddole.com. Click on “Explore Dole’s Benefits”. Once you begin work, a representative from Human Resources will conduct your new hire orientation to further familiarize you with our employee benefit package, provide details on enrollment and answer any questions you may have.

Flexible Time Off (FTO)—Sick and Vacation Time

You will also be eligible for Flexible Time Off (FTO) benefits provided by Dole’s Flexible Time Off Policy. Benefits are based on your service date with Dole Europe and accrue on a biweekly basis. You will have 27 days per year to meet your vacation and sick time needs, plus paid holidays.

Immigration

The Company will pay for fees and expenses incurred with securing Visas and Visa renewals for you, your spouse, and children, according to Company policy.

Tax Preparation Reimbursement

You will be eligible for reimbursement for your personal tax preparation assistance in accordance with Company policy, which is currently up to $5,000 per year.

Severance

In the event you are involuntary terminated without cause, the Company will reimburse the reasonable cost of relocating you and your family back to Hamburg, Germany, or comparable destination in Europe in accordance with the Company’s current Relocation Policy, as long your relocation is completed within 12 months of your last day worked.

In addition, in the event that you are involuntarily terminated without cause, you will be eligible for a severance benefit equal to 18 months of your Annual Base Salary.

Johan Linden

I want to point out that your employment, like that of all other Dole employees, is at-will. Accordingly, you or the Company may terminate your employment at any time for any reason or for no reason. Termination may occur without advance notice. In addition, the at-will nature of the relationship may not be changed except in a written document signed by the Corporate Senior Vice President, Human Resources.

I also want to point out that this offer letter constitutes an integration of all discussions you have had with Dole to date such that there are no promises, agreements or representations made by the Company regarding your employment other than as set forth in this letter.

On your first day of employment you and Dole must complete the I-9 Form as required by federal law. This form requires you to answer questions and provide documents that verify your eligibility for employment in the US. Please note that you must bring and present on your first day of employment one or two documents as explained in the I-9 Form Lists of Acceptable Documents attached to the email used to transmit this offer letter to you. If you have any questions please do not hesitate to contact me.

On your first day of employment you will also be asked to acknowledge your understanding of and commitment to abide by Dole’s Confidentiality and Trade Secret Agreement, a copy of which is attached to the email used to send this offer letter. Signing this agreement is a condition of employment.

Johan, congratulations on your new role!

If you have any questions, please do not hesitate to contact me at 818.879.6800.

Sincerely,

/s/ David H. Murdock
David H. Murdock
Chairman and CEO

Dole Food Company, Inc.

Accepted:

/s/ Johan Linden

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